EXHIBIT 99.1

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Christopher Hix joins Brady Corporation Board of Directors

MILWAUKEE (May 24, 2024)—Brady Corporation (NYSE: BRC) (“Brady” or “Company”) announced that Christopher Hix will join its Board of Directors, effective May 24, 2024.

Mr. Hix joins the Brady Board of Directors after a 39-year career in public companies serving a broad range of global markets. From 2016 until his retirement in 2022, he served as Chief Financial Officer of Enovis Corporation (and its predecessor Colfax Corporation) while the company transformed its industrial business portfolio to faster-growth medical technologies. Mr. Hix was the Chief Financial Officer of OM Group, Inc., a specialty materials and chemicals company, from 2012 until the company’s acquisition in late 2015. He also served as the Chief Financial Officer of Robbins & Myers, a diversified industrial company, from 2006 to 2011, during a period of significant expansion and business portfolio changes. Prior to that, Mr. Hix spent 14 years in a variety of operating, financial and strategic roles within Roper Industries (now Roper Technologies), a global, diversified industrial and technology company that underwent rapid growth and transitioned from private to public ownership during his tenure. He served on the Board of Directors of ESAB Corporation, a $3 billion revenue global industrial company, from 2021 through 2024.
Mr. Hix received a Master of Business Administration from St. Mary’s College of California and a Bachelor of Science in Business Administration from the University of Southern California. Early in his career he earned his public accounting certification.
“Brady is committed to drive profitable growth through innovation, research and development, investments in technology and strategic M&A to deliver shareholder value over the long-term,” said Hix. “I’m looking forward to sharing my strategic and financial insights and to working with Brady’s leadership team and its Board of Directors to continue to drive increased shareholder value.”
“Chris’ extensive financial and strategic experience as a leader at several industrial companies, where he played a key role in accelerating growth, makes him an outstanding addition to the Brady Board of Directors,” said Bradley C. Richardson, Chair of Brady’s Board of Directors.
“I am pleased to welcome Chris to Brady’s Board of Directors. His proven track record leading high-technology global businesses through periods of significant growth and his experience in M&A will be invaluable to Brady as we continue to drive both organic and inorganic long-term growth opportunities,” said Russell R. Shaller, Brady’s President and Chief Executive Officer.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2023, employed approximately 5,600 people in its worldwide businesses. Brady’s fiscal 2023 sales were approximately $1.33 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradyid.com.

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